Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
eCollege.com:

We consent to the incorporation by reference in the registration statements (No. 333-108501) on Form S-3 and (No. 333-34326) on Form S-8 of eCollege.com of our report dated March 31, 2005, with respect to the consolidated balance sheet of eCollege.com as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of eCollege.com.

/s/ KPMG LLP

Denver, Colorado
March 16, 2006